Exhibit 5.1

Stevanato Group S.p.A.

Via Molinella 17

35017 Piombino Dese – Padua

Italy

Milan, March 26, 2024

Dear Sirs,

Re: Stevanato Group S.p.A.

We have acted as Italian legal counsel to Stevanato Group S.p.A. (the “Company”), an Italian joint stock company (“societa per azior”) organized under the laws of Italy, with registered office in Piombino Dese (Padua), Via Molinella 17, in connection with the offering by the Company and Stevanato Holding S.r.l (the “Selling Shareholder”) of no. 14,605,000 ordinary shares of the Company, with no par value (the “Offered Shares”), pursuant to:

(i)

the resolution of the board of directors of the Company held on March 21, 2024 (the “Board Resolution”), in partial exercise of the delegation, pursuant to Article 2443, of the Italian Civil Code, of authority to increase the Company’s share capital, with exclusion of the existing shareholders’ pre-emptive right pursuant to Article 2441, Paragraph 4, second sentence, of the Italian Civil Code, resolved upon by the extraordinary shareholders’ meeting of the Company held on October 4, 2023 (the “Shareholders Resolution”);

(ii)	the underwriting agreement dated March 21, 2024 (the “Underwriting Agreement”), by and among the Company, the Selling Shareholder and the underwriters named in Schedule I therein;

(iii)

the registration statement on Form F-3 (File No. 333-278107) (the “Registration Statement”) filed with the U.S. Security and Exchange Commission (the “SEC”) on March 20, 2024, under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, pursuant to which the Offered Shares are registered;

(iv)	the prospectus, which forms a part of and is included in the Registration Statement dated March 20, 2024 (the “Base Prospectus”); and

(v)	the prospectus supplement, dated March 21, 2024 (together with the Base Prospectus, the “Prospectus”).

We have examined and relied on such corporate records, certificates and other documents in relation to the Company made available to us as we have deemed necessary or appropriate for the purposes of this opinion, including:

1.	the Board Resolution;

2.	the Shareholders Resolution;

3.	the Underwriting Agreement;

4.	the Registration Statement;

5.	the Prospectus;

6.	the by-laws (“statuto”) of the Company currently in force;

7.	the certificate of registration of the Company filed with the Chamber of Commerce of Padua dated March 26, 2024.

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Assumptions

We have assumed:

(a)

the genuineness of all signatures, stamps and seals, the legal capacity of natural persons, the authenticity, the exhaustiveness and completeness of all documents submitted to us as originals, the exhaustiveness, completeness and conformity to the original documents of all specimen and/or all documents submitted to us as certified or photocopies or transmitted to us by fax or e-mail, and the authenticity of the originals of such latter documents;

(b)	that where a document has been examined by us in draft or specimen form, it will be or has been executed in the form of that draft or specimen;

(c)

the truthfulness, accuracy, completeness and reliability of any statements, of any directors, officers, employees and/or representatives of the Company, certifying or disclosing or otherwise dealing with any matter or fact which is material to the opinions expressed herein;

(d)	that there are no facts, documents, circumstances or matters which may be material to the opinions set out herein and which have not been disclosed to us;

(e)

that the copies of the organizational documents (i.e., “atto costitutivo” and “statuto”) of the Company and other documents provided to us, that we have examined for the purposes of this opinion, (i) are true and complete as of the date of this opinion and (ii) are in full force and effect as of the date of this opinion; and

(f)

that no law (including, without limitation, any public policy) of any jurisdiction outside the Republic of Italy is relevant to or affects the opinions herein or the conclusions stated in this opinion.

Opinion

The opinion expressed below is being furnished to you at your request to enable you to satisfy the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, in connection with the Registration Statement.

This opinion is limited to the laws of the Republic of Italy as enforced and interpreted at the date hereof and is given on the basis that it will be governed by and construed in accordance with, and any liability which may arise in respect of it is governed by, the laws of the Republic of Italy.

We have made no investigation as to the laws of any jurisdiction other than those of the Republic of Italy and we do not express or imply any opinion as to the laws of any jurisdiction other than those of the Republic of Italy. Specifically, with your approval, we express no opinion with respect to any matter as to the Federal laws of the United States of America and to the laws of any State of the United States of America.

As to the facts material to the opinion expressed herein that we did not independently establish or verify, we have relied upon statements and representations of the officers and other representatives of the Company.

Based upon and subject to the foregoing and the assumptions and qualifications contained herein, we are of the opinion that the Offered Shares have been duly authorized, and when issued and paid up for by the underwriters in accordance with the terms of the Underwriting Agreement, and upon registration of such issue with the Chamber of Commerce of Padua, will be validly issued, fully paid-up and non-assessable (subject in each case to the receipt of valid consideration by the Company for the issue thereof).

Qualifications

The opinions expressed above are subject to the following qualifications:

(a)

the opinions expressed herein are based on our best interpretation and analysis of the relevant legal or contractual provision and of the rules of interpretation applicable to contracts and legal matters normally applicable in the Republic of Italy;

(b)

Italian courts may refuse to apply the law of another jurisdiction if it is deemed to be contrary to public policy (ordine pubblico) or if submission to a foreign law is deemed to have been made with the purpose of avoiding provisions of Italian law of mandatory application (norme imperative);

(c)

by issuing this opinion we do not assume any obligations to notify or inform you of any facts or circumstances, or changes in applicable law, occurring, or if which we learn, subsequent to its date that may render its content untrue or inaccurate in whole or in part.

This opinion letter speaks as of its day and is addressed solely to you for the matters stated in it. It is issued solely for the purposes of the filing of the Registration Statement and the issuance of the Ordinary Shares by the Company as described in the Registration Statement and is not to be relied upon in respect of any other matter.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption “Legal matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC.

Very truly yours,

/s/ Chiomenti

CHIOMENTI

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